Exhibit 99.1
Province of Manitoba
2010/11 Quarterly Financial Report
April to September 2010
CONTENTS
Introduction
Quarterly Financial Results
INTRODUCTION
Budget 2010 provided the financial overview of the Government Reporting Entity (GRE), which includes core government and Crown organizations, government business entities and public sector organizations such as regional health authorities, school divisions, universities and colleges. Manitoba’s summary budget aligns with the accounting standards set by the Public Sector Accounting Board and fully reflects Generally Accepted Accounting Principles (GAAP). A summary budget presents a more complete picture of how the provincial government and the other related entities operate as a whole and what the total cost is of providing services and programs to people in Manitoba.
The financial information in this quarterly financial report is presented in the same format as the budget. The second quarter financial report presents information on the GRE for the six months ending September 30, 2010 as well as an updated financial forecast for the current fiscal year. Prior years’ experience has shown a trend of positive variances in the actual results of the Other Reporting Entities (ORE). Consistent with this trend, a year-end adjustment, or lapse, has been included in the ORE forecast beginning with this report.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2010
GOVERNMENT REPORTING ENTITY (GRE)
Budget 2010 introduced a five-year plan to position the province for the global economic recovery and return the province to surplus.
For fiscal year 2010/11 the forecast for summary net income is a loss of $471 million. This is a $74 million improvement from the projection in the five-year plan.
The improvement reflects core government results being $40 million better than budget and the ORE improving $34 million from budget. Prior to the inclusion of the year-end adjustment in the ORE the GRE was anticipated to improve by $37 million.
At the end of the second quarter, core government revenue is forecast to be $284 million higher than budget primarily as a result of revised federal estimates for both individual income tax — $160 million and corporation income tax — $70 million. Other taxes are forecast to be higher than budget due to strength in mining, corporations and tobacco taxes, partially offset by a lower than anticipated increase in retail sales tax.
Projections from other reporting entities result in an improvement in the government business enterprises (GBEs) of $9 million, primarily as a result of Manitoba Hydro’s forecast being higher than budget, offset by a decrease in Manitoba Public Insurance. Other variances include post secondary institutions reflecting higher than budgeted results, while lower than anticipated net income from Manitoba Agricultural Services Corporation reflects unseasonable weather.
As noted at the end of the first quarter, severe spring and summer flooding and forest fire suppression in northern Manitoba have resulted in unbudgeted emergency expenditures in core government. The October weather event that caused damage in and around Lake Winnipeg is expected to result in further emergency expenditures. An updated forecast for emergency expenditures will be available in the third quarter financial report.
Core government expenditure pressures continue in supports for health care — $71 million; families — $67 million; and public safety and corrections — $24 million. While the net result for core government has improved from budget, the government continues to monitor these pressures.
Projection of Summary Net Income/(Loss)
For the Fiscal Year Ending March 31, 2011
UNAUDITED

	2010/11 Second Quarter Forecast			2010/11 Budget
		Consolidation			Consolidation
	Core	Impacts and Other		Core	Impacts and Other		Summary
(Millions of Dollars)	Government	Reporting Entities*	Summary	Government	Reporting Entities	Summary	Variance

Revenue	10,502	2,505	13,007	10,218	2,502	12,720	287
Expenditure	10,999	2,479	13,478	10,755	2,510	13,265	213

Net Result for the Year	(497)	26	(471)	(537)	(8)	(545)	74

Transfer from/(to) Fiscal Stabilization Account	38	(38)	—	38	(38)	—	—

Net Income/(Loss)	(459)	(12)	(471)	(499)	(46)	(545)	74

*	Includes a year-end adjustment of $37 million

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2010
QUARTERLY FINANCIAL RESULTS
The unaudited net result of the GRE for the first six months of the fiscal year is $127 million, $11 million better than estimated. The variance is the net result of revenue being $55 million higher than anticipated and expenditure being $44 million higher than estimated.
The six-month revenue variance is mainly due to net income of GBEs being $49 million higher and other taxes being $24 million higher than estimated as the result of timing. These increases were partially offset by fees and other revenue being $23 million lower than estimated.
Expenditure variances are also primarily the result of timing of payments.
Government Reporting Entity Operating Statement
UNAUDITED

	Year-to-Date to September 30
	2010/11			2009/10
($000s)	Actual	Estimated	Variance	Actual

Revenue
Income Taxes	1,318,040	1,314,952	3,088	1,296,547
Other Taxes	1,581,678	1,557,759	23,919	1,560,444
Fees and Other Revenue	880,609	904,098	(23,489)	899,848
Federal Transfers	2,094,695	2,090,160	4,535	1,982,493
Net Income of Government Business Enterprises	318,789	269,517	49,272	247,949
Sinking Funds and Other Earnings	102,482	104,272	(1,790)	132,379

Total Revenue	6,296,293	6,240,758	55,535	6,119,660

Expenditure
Health and Healthy Living	2,476,717	2,470,571	6,146	2,396,008
Education	1,505,793	1,457,081	48,712	1,307,541
Family Services and Consumer Affairs	655,146	666,215	(11,069)	691,739
Community, Economic and Resource Development	795,024	782,651	12,373	673,483
Justice and Other Expenditures	388,312	394,619	(6,307)	416,406
Debt Servicing Costs	348,711	354,235	(5,524)	378,562

Total Expenditure	6,169,703	6,125,372	44,331	5,863,739

Net Result	126,590	115,386	11,204	255,921

Transfer to Debt Retirement Account	—	—	—	(20,000)

Net Income/(Loss)	126,590	115,386	11,204	235,921

Core government revenue and expenditure details are provided in Appendix I and II on pages 7 and 8.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2010
Infrastructure and Capital Asset Renewal
Expenditures for infrastructure and capital asset renewal in 2010/11 are forecast to be $1.6 billion. The projects are supported by $154 million in federal infrastructure renewal funding.
Based on principles of sound financial management, Manitoba has been able to increase the assets of the province while maintaining a manageable level of debt. Budget 2010 provides the resources for upgrading Manitoba’s roads and highways, wastewater treatment plants, health facilities across the province, building and restoring much needed social housing and modernizing our schools and post-secondary institutions.
As borrowings may be used to finance capital related projects, net debt may grow in absolute terms from time to time as needed investments in capital assets — like the Red River Floodway, highway infrastructure and economic stimulus investments — are made. It is therefore important to measure change in net debt against the growth of the economy. As a result of the decision to continue to invest in infrastructure projects to create jobs and stimulate the economy, an increase in the net debt to GDP ratio to 26.8% was projected in Budget 2010. For fiscal year 2010/11, summary net debt to GDP is currently forecast to be 25.1%.
At the end of the second quarter, $304 million in core government capital investments have been made, with a projected investment of $792 million by fiscal year-end.
Core government capital investment details are provided in Appendix III on page 9.
SPECIAL ACCOUNTS
Fiscal Stabilization
The budgeted draw for 2010/11 includes funds advanced by the Government of Canada in previous years for health programming of $25 million and $8 million for requirements related to ecoTrust funds as well as $6 million for the interest expense associated with the core government operating shortfall. Manitoba’s Five-Year Economic Plan includes using an estimated $600 million of the funds set aside in this Account to retire a portion of the debt and interest expense associated with the core government operating shortfalls during the economic recovery period. In 2010/11, $90 million will be withdrawn for debt repayment.
Debt Retirement
The account has been collapsed in 2010/11 and the entire balance of $145 million has been utilized as part of the five-year plan to repay general purpose debt.
Pension Assets
The trust conditions of the funds held in the Pension Asset Fund are irrevocably restricted for pension purposes only. As a result of this restriction, these funds are classified as pension assets and will be accounted for and reported in keeping with GAAP for senior governments.
The fund balance is projected to increase in 2010/11 as a result of the government’s plan to continue addressing the unfunded liability for the Civil Service Superannuation Fund and net investment earnings.
Net investment earnings include the expected rate of return during the year and adjustments to market related value. Under GAAP, market fluctuations of pension assets are not recorded in the year in which they occur but are recognized over the employee average remaining service life (EARSL).

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2010
PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS
Manitoba’s borrowing requirement identified in the 2010 Budget was $3.4 billion including refinancing of $1.3 billion and new cash requirements of $2.4 billion, offset by a repayment of $338 million. New cash requirements are required for general Government purposes, capital investments by departments, Manitoba Hydro and for the funding of the unfunded pension liability for the Civil Service Superannuation Plan. Estimated repayments are primarily for general purpose borrowings. At the end of the second quarter the requirement has been revised to $3.3 billion to reflect better than forecast results for fiscal years 2009/10 and 2010/11.
For the period of April 1, 2010 to September 30, 2010, $114.7 million was raised through the issue of Builder Bonds and $1.7 billion was raised in the public market.
The total outstanding borrowings, guarantees and obligations reflect the province’s gross borrowing obligations, but it does not take into consideration liquid assets available to pay down those obligations. The total of outstanding provincial borrowings fluctuates during the fiscal year as a result of the timing of borrowing activities of the province. The forecast for the year end has been updated to reflect this as shown in the table on the following page.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2010
Provincial Borrowings, Guarantees and Obligations

	2010/11 Forecast		March 31, 2010
	$ millions	$ Per Capita*	$ millions	$ Per Capita*
Provincial Borrowings, Guarantees and Obligations
General Government Programs	6,970	5,642	6,831	5,541
General Government Programs — Pensions[1]	2,355	1,906	2,175	1,764
Manitoba Hydro	8,574	6,940	7,730	6,271
Other Crown Organizations	1,587	1,285	1,478	1,199
Health Facilities	1,005	814	949	770
Government Enterprises and Other[2]	58	47	65	53
Capital Investments	2,571	2,081	1,846	1,498

Subtotal[3]	23,120	18,715	21,074	17,096

Other Obligations
Pension Liability	6,611		6,392
Pension Asset Fund	(4,838)		(4,592)

Net Pension Liability	1,773		1,800
Debt incurred for and repayable by the Manitoba Hydro Electric Board and Manitoba Lotteries Corporation	(8,564)		(8,289)
Education and Health Debt held by Government Enterprises	466		502
Other Debt of Crown Organizations	397		270

Subtotal	(5,928)		(5,717)

Total Provincial Borrowings, Guarantees and Obligations	17,192		15,357

Adjustments to arrive at Summary Net Debt
Guarantees	(170)		(353)
Net Financial Assets	(3,645)		(3,210)

Summary Net Debt[4]	13,377	10,828	11,794	9,568

Summary Net Debt as a percentage of GDP	25.1%		23.5%
Notes: Provincial Borrowings, Guarantees and Obligations

1.	In 2010/11, the Government plans to allocate an additional $180 million to address pension obligations for the civil service.

2.	Includes amounts owed relating to federal accounting errors in prior years. See Note 10, page 95 of the 2009/10 Public Accounts for additional information.

3.	Provincial Borrowings and Guarantees are payable in Canadian and U.S. dollars. As at September 30, 2010, total provincial borrowings and guarantees were payable 91% in Canadian dollars and 9% in U.S. dollars. Of this total, General Government Program borrowing and Other Crown organizations borrowings was 100% payable in Canadian dollars. Manitoba Hydro borrowings were payable 74% in Canadian dollars (72% at March 31, 2010) and 26% in U.S. dollars (28% at March 31, 2010).

4.	No projection for other comprehensive income has been included in the 2010/11 forecast.

*	The per capita data for 2010/11 is based upon population figures at July 1, 2010 and the March 31, 2010 per capita data is based upon population figures at April 1, 2010 as reported by Statistics Canada.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2010

2010/11 Core Government Revenue by Source	Appendix I
UNAUDITED

	Year-to-Date to September 30				Full Year
	2010/11			2009/10	2010/11			Actual
($000s)	Actual	Estimated	Variance	Actual	Forecast	Budget	Variance	2009/10

Income taxes
Individual Income Tax	1,175,120	1,185,967	(10,847)	1,158,199	2,580,400	2,420,500	159,900	2,401,381
Corporation Income Tax	142,920	128,985	13,935	138,348	317,300	246,900	70,400	257,081

Subtotal: Income Taxes	1,318,040	1,314,952	3,088	1,296,547	2,897,700	2,667,400	230,300	2,658,462

Other Taxes
Corporations Taxes	124,547	113,314	11,233	125,788	214,200	196,200	18,000	233,159
Gasoline Tax	62,135	59,376	2,759	58,683	141,300	141,300	—	139,808
Land Transfer Tax	34,838	31,400	3,438	30,175	56,337	51,000	5,337	53,661
Levy for Health and Education	149,205	151,791	(2,586)	146,113	377,650	377,650	—	364,736
Mining Tax	6,632	5,469	1,163	—	20,000	6,000	14,000	9,924
Motive Fuel Tax	38,127	36,502	1,625	35,510	88,600	88,600	—	90,158
Retail Sales Tax	673,180	688,131	(14,951)	661,162	1,638,600	1,668,600	(30,000)	1,569,845
Tobacco Tax	105,916	101,002	4,914	93,693	232,000	225,000	7,000	215,543
Other Taxes	5,038	5,642	(604)	4,707	10,875	10,948	(73)	11,664

Subtotal: Other Taxes	1,199,618	1,192,627	6,991	1,155,831	2,779,562	2,765,298	14,264	2,688,498

Fees and Other Revenue
Fines and Costs and Other Legal	24,704	24,938	(234)	20,527	50,321	50,190	131	44,729
Minerals and Petroleum	16,332	12,569	3,763	10,841	21,721	12,261	9,460	17,361
Automobile and Motor Carrier Licences and Fees	67,970	65,039	2,931	66,328	118,026	118,026	—	126,925
Parks: Forestry and Other Conservation	13,459	8,650	4,809	12,764	30,543	30,144	399	34,080
Water Power Rentals	53,669	51,618	2,051	56,226	114,000	110,000	4,000	114,745
Service Fees and Other Miscellaneous Charges	46,405	46,918	(513)	46,982	131,250	128,509	2,741	141,071
Revenue Sharing from SOAs	12,558	12,716	(158)	11,940	25,430	25,430	—	24,380

Subtotal: Fees and Other Revenue	235,097	222,448	12,649	225,608	491,291	474,560	16,731	503,291

Federal Transfers
Equalization	1,088,506	1,088,506	—	1,031,697	2,001,517	2,001,500	17	2,063,394
Canada Health Transfer (CHT)	476,679	476,679	—	451,663	953,358	953,358	—	897,402
Canada Social Transfer (CST)	202,349	202,349	—	196,170	404,698	404,698	—	392,184
Health Funds	4,803	4,409	394	7,480	12,055	9,038	3,017	12,357
Infrastructure Renewal	239	—	239	—	154,322	150,822	3,500	55,441
Manitoba Floodway Expansion	3,463	7,000	(3,537)	3,490	39,869	39,869	—	35,571
Shared Cost and Other Transfers	90,284	86,063	4,221	81,045	208,025	191,610	16,415	219,812

Subtotal: Federal Transfers	1,866,323	1,865,006	1,317	1,771,545	3,773,844	3,750,895	22,949	3,676,161

Net Income of Government
Business Enterprises (GBEs)
Manitoba Liquor Control Commission	84,300	83,100	1,200	78,200	246,800	246,800	—	233,677
Manitoba Lotteries Corporation	154,850	154,850	—	155,800	312,700	312,700	—	306,673

Subtotal: Net Income of GBEs	239,150	237,950	1,200	234,000	559,500	559,500	—	540,350

Total Revenue	4,858,228	4,832,983	25,245	4,683,531	10,501,897	10,217,653	284,244	10,066,762

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2010

2010/11 Core Government Expenditure by Sector/Department	Appendix II
UNAUDITED

	Year-to-Date to September 30				Full Year
	2010/11			2009/10	2010/11			Actual
($000s)	Actual	Estimated	Variance	Actual	Forecast	Budget[1]	Variance	2009/10[2]

Health and Healthy Living
Health	2,264,558	2,250,819	13,739	2,173,536	4,748,949	4,677,818	71,131	4,470,131
Healthy Living, Youth and Seniors	37,668	41,934	(4,266)	37,371	76,139	76,635	(496)	71,710

Total Health and Healthy Living	2,302,226	2,292,753	9,473	2,210,907	4,825,088	4,754,453	70,635	4,541,841

Education
Advanced Education and Literacy	323,998	325,678	(1,680)	315,790	625,263	627,157	(1,894)	599,652
Education	795,481	814,823	(19,342)	765,971	1,508,402	1,506,790	1,612	1,464,238

Total Education	1,119,479	1,140,501	(21,022)	1,081,761	2,133,665	2,133,947	(282)	2,063,890

Family Services and Consumer Affairs	642,610	656,111	(13,501)	618,127	1,374,162	1,307,034	67,128	1,290,656

Community, Economic and Resource Development
Aboriginal and Northern Affairs	19,156	20,514	(1,358)	20,072	37,434	37,357	77	41,045
Agriculture, Food and Rural Initiatives	60,690	71,098	(10,408)	52,543	212,757	216,894	(4,137)	219,879
Conservation	68,992	69,425	(433)	73,136	127,450	127,296	154	134,420
Entrepreneurship, Training and Trade	57,483	61,385	(3,902)	53,487	149,675	150,909	(1,234)	155,204
Housing and Community Development	27,465	27,992	(527)	24,506	71,601	72,336	(735)	68,810
Infrastructure and Transportation	251,690	266,711	(15,021)	250,422	632,350	629,506	2,844	575,147
Innovation, Energy and Mines	42,981	39,946	3,035	38,342	78,263	76,105	2,158	76,188
Local Government	142,053	151,406	(9,353)	130,408	251,921	256,629	(4,708)	247,604
Water Stewardship	14,949	16,750	(1,801)	15,346	33,255	33,926	(671)	32,317

Total Community, Economic and Resource Development	685,459	725,227	(39,768)	658,262	1,594,706	1,600,958	(6,252)	1,550,614

Justice and Other Expenditures
Legislative Assembly	17,990	18,894	(904)	17,228	39,363	39,263	100	36,098
Executive Council	2,049	1,907	142	1,976	3,938	4,027	(89)	4,118
Civil Service Commission	9,373	9,575	(202)	10,420	20,710	20,880	(170)	20,400
Culture, Heritage and Tourism	34,372	35,464	(1,092)	36,756	63,418	63,458	(40)	68,799
Employee Pensions and Other Costs	(2,722)	(3,101)	379	(3,219)	18,060	18,060	—	8,059
Finance	63,066	63,765	(699)	63,215	89,413	90,148	(735)	87,256
Justice	152,368	152,921	(553)	146,930	431,453	407,034	24,419	408,941
Labour and Immigration	25,307	25,807	(500)	23,759	60,680	61,132	(452)	58,296
Sport	6,302	6,302	—	8,686	11,919	11,919	—	11,914
Enabling Appropriations	2,083	2,814	(731)	1,367	11,066	11,328	(262)	2,932
Other Appropriations	31,965	33,808	(1,843)	20,719	105,707	30,151	75,556	173,876

Total Justice and Other Expenditures	342,153	348,156	(6,003)	327,837	855,727	757,400	98,327	880,689

Less: Year-End Lapse	—	—	—	—	(32,500)	(65,000)	32,500	—
Debt Servicing Costs	98,997	103,828	(4,831)	102,903	248,285	265,785	(17,500)	240,194

Total Expenditure	5,190,924	5,266,576	(75,652)	4,999,797	10,999,133	10,754,577	244,556	10,567,884
Subtract: Total Expenditure Estimates(above) from Total Revenue Estimate (Appendix I)	4,858,228	4,832,983	25,245	4,683,531	10,501,897	10,217,653	284,244	10,066,762

Net Result for the Year (before transfers)	(332,696)	(433,593)	100,897	(316,267)	(497,236)	(536,924)	39,688	(501,122)

Transfer to Debt Retirement	—	—	—		—	—	—	(20,000)
Transfer from / (to) Fiscal Stabilization	—	—	—		38,490	38,490	—	57,186

Net Result for the Year	(332,696)	(433,593)	100,897	(316,267)	(458,746)	(498,434)	39,688	(463,936)

1.	Budget figures are adjusted to include Enabling Appropriations

2.	For comparative purposes the 2009/10 Actual has been re-stated to reflect the 2010/11 appropriation structure.

PROVINCE OF MANITOBA	APRIL TO SEPTEMBER 2010

2010/11 Core Government Capital Investment	Appendix III
UNAUDITED

	Year-to-Date to September 30				Full Year
	2010/11			2009/10	2010/11			Actual
($000s)	Actual	Estimated	Variance	Actual	Forecast	Budget	Variance	2009/10

General Assets
Government Services Capital Projects	47,699	66,897	(19,198)	19,057	147,941	160,482	(12,541)	95,219
Transportation Equipment and Aircraft	15,854	18,783	(2,929)	6,687	58,814	58,814	—	24,733
Information Technology Projects	7,768	9,507	(1,739)	4,071	25,357	23,114	2,243	17,407
Other Equipment and Buildings	538	2,292	(1,754)	335	6,304	6,789	(485)	2,966

	71,859	97,479	(25,620)	30,150	238,416	249,199	(10,783)	140,325

Infrastructure Assets
Provincial Roads, Highways and Airport Infrastructure	178,554	239,373	(60,819)	225,068	367,325	367,075	250	370,220
Manitoba Floodway Expansion	48,261	50,000	(1,739)	21,904	153,565	153,565	—	86,618
Water Control Infrastructure	1,349	2,751	(1,402)	3,640	16,634	10,600	6,034	10,344
Parks, Cottage and Camping Projects	3,954	5,536	(1,582)	3,921	16,547	16,757	(210)	14,505

	232,118	297,660	(65,542)	254,533	554,071	547,997	6,074	481,687

Total Capital Investment	303,977	395,139	(91,162)	284,683	792,487	797,196	(4,709)	622,012